Exhibit 99.B(11)

June 25, 2025

SEI Exchange Traded Funds

One Freedom Valley Drive

Oaks, Pennsylvania 19456

Re:	Opinion of Counsel regarding the Registration Statement filed on Form N-14 under the Securities Act of 1933

Ladies and Gentlemen:

We have acted as counsel to SEI Exchange Traded Funds, a Delaware statutory trust (the “Trust”), in connection with the above-referenced registration statement (the “Registration Statement”), which relates to the Trust’s units of beneficial interest, with no par value (collectively, the “Shares”) of the SEI Liquid Alternative ETF (the “Fund”). This opinion is being delivered to you in connection with the Trust’s filing of the Registration Statement to be filed with the U.S. Securities and Exchange Commission pursuant to Rule 488 under the Securities Act of 1933, as amended (the “1933 Act”). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have reviewed, among other things, executed copies of the following documents:

(a)            a certificate of the State of Delaware certifying that the Trust is validly existing under the laws of the State of Delaware;

(b)            the Agreement and Declaration of Trust for the Trust and all amendments and supplements thereto (the “Declaration of Trust”);

(c)            a certificate executed by Katherine Mason, Vice President and Assistant Secretary, certifying as to, and attaching copies of, the Declaration of Trust, the Trust’s By-Laws (the “By-Laws”) and certain resolutions adopted by the Board of Trustees of the Trust authorizing the issuance of the Shares of the Funds; and

(d)            a printer’s proof of the Amendment.

Morgan, Lewis & Bockius LLP

2222 Market Street Philadelphia, PA 19103-3007	+1.215.963.5000
United States	+1.215.963.5001

In our capacity as counsel to the Trust, we have examined the originals, or certified, conformed or reproduced copies, of all records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all original or certified copies, and the conformity to original or certified copies of all copies submitted to us as conformed or reproduced copies. As to various questions of fact relevant to such opinion, we have relied upon, and assume the accuracy of, certificates and oral or written statements of public officials and officers and representatives of the Trust. We have assumed that the Registration Statement, as filed with the U.S. Securities and Exchange Commission, will be in substantially the form of the printer’s proof referred to in paragraph (d) above.

Based upon, and subject to, the limitations set forth herein, we are of the opinion that the Shares, when issued and sold in accordance with the terms of purchase described in the Registration Statement, will be legally issued, fully paid and non-assessable under the laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

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